LIONS GATE ENTERTAINMENT CORP.
2700 Colorado Boulevard
Santa Monica, California 90404
June 5, 2006

Dear                     :
     This letter is with reference to your agreement to become a primary or alternate nominee for independent director (“Nominee”) of Image Entertainment, Inc., a Delaware corporation (“Image Entertainment”).
     As a material inducement to you to become a Nominee, the undersigned hereby agrees to indemnify, defend and hold harmless you from and against any and all losses, claims, damages, liabilities, judgments, costs, and expenses (including reasonable fees and disbursements of counsel and costs of investigation) (collectively, “Losses”) to which you may become subject or which you may incur in connection with being made, or threatened with being made, a party or witness (or in any other capacity) to any proceeding at law or in equity or before any governmental agency or board or any other body whatsoever (whether arbitral, civil, criminal, trial, appeal, administrative, formal, informal, investigative or other), arising out of or based upon your being a Nominee or a “participant in a solicitation” (as defined in Instruction 3 to Item 4 of Schedule 14A (Rule 14a-101) promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended); provided, that the obligations of the undersigned hereunder with respect to Losses arising out of or based upon any untrue statement or any omission of a material fact contained or required to be contained in any proxy statement or other proxy solicitation or related materials filed with the Securities and Exchange Commission or published for purposes of effectuating the activities of the undersigned shall be subject to the limitation that the foregoing indemnity shall not apply to the extent that such statement or omission was made in reliance upon and in conformity with information furnished by you in writing expressly for use in any such document.

June 5, 2006

     The undersigned further agrees that the undersigned will (i) promptly reimburse you for all reasonable expenses (including first class air travel) incurred in the performance of your responsibilities as a Nominee, and (ii) directly pay for the reasonable legal fees and expenses incurred by one independent legal counsel selected collectively by and acting on behalf of all nominees for independent director of Image Entertainment.
     In the event of the commencement or threatened commencement of any action in respect of which you may seek indemnification from us hereunder, you will give prompt written notice thereof to us, the failure of which shall not relieve us of our indemnification obligations hereunder except to the extent that we are materially prejudiced as a result therefor, and we shall promptly retain counsel to represent you, which such counsel shall be reasonably satisfactory to you and shall be free of any conflict of interest, and we shall timely pay all fees and disbursements of such counsel. You shall have the right to retain your own counsel and meaningfully participate in any such action, provided, that you shall be responsible for the fees of such counsel unless either (i) you and the undersigned mutually agree to the retention of such counsel or (ii) the undersigned (or any of its affiliates) is or is reasonably likely to become party to such action and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. The undersigned shall in no event be liable for any settlement by you of any such action affected without our prior written consent, which shall not be unreasonably withheld. The undersigned shall not settle, without your prior written consent (which you may withhold in your sole discretion), any action in any manner that would impose any penalty, obligation or limitation on you (other than monetary damages for which the undersigned agrees to be wholly responsible) or that would contain any language that could be viewed as an acknowledgement of wrongdoing on your part or otherwise as detrimental to your reputation.
     Your rights to indemnification under this letter agreement shall include the right to be advanced any and all expenses incurred in connection with any indemnifiable claim as such expenses are incurred.
     The undersigned shall pay to you a retainer in the amount of Twenty Thousand Dollars ($20,000) promptly following the date hereof, but in no event later than June 7, 2006. You shall be entitled to the full amount of such retainer even if you are not, for any reason, elected to serve on the Board of Directors of Image Entertainment; provided, however, that if at any time prior to Image Entertainment’s 2006 annual meeting of stockholders you provide us with written notice that you are voluntarily withdrawing as a Nominee, you will return to the undersigned the entire amount of such $20,000 retainer previously received by you concurrent with, or promptly after, submitting such written notice.

June 5, 2006

     Notices and other communications under this letter agreement shall be in writing and delivered by a nationally-recognized overnight courier with tracking capability, if mailed to you, then to the address set forth above under your name, and, if mailed to the undersigned, then to the address indicated above in the letterhead. The failure of a party to insist upon strict adherence to any term contained herein shall not be deemed to be a waiver of such party’s rights thereafter to insist upon strict adherence to that term or to any other term contained herein. In the event that any one or more provisions of this letter agreement are deemed to be invalid, illegal or unenforceable by a court of competent jurisdiction, then such provision(s) shall be deemed severed to the least extent possible without affecting the validity, legality and enforceability of the remainder of this letter agreement. This letter agreement (i) shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its conflict of laws principles; (ii) contains the entire understanding of the parties with respect to the subject matter contained herein and may not be modified or amended expect by mutual written consent; (iii) shall inure to the benefit of and be binding upon the parties and their respective heirs, representatives, successors, and assigns; and (iv) may be executed in counterparts and delivered by facsimile signatures.

Very truly yours, LIONS GATE ENTERTAINMENT CORP.
By: